Exhibit 10.1

48 W 38th Street, 12th Floor

New York, NY 10018

July 29, 2022

Delivered via email

Vincent T. Cubbage

Re: Offer of Employment

Dear Vince:

Volta Charging Industries, LLC (“Volta”) is pleased to offer you the full-time, exempt position of Interim Chief Executive Officer of Volta Inc. (“Parent” and together with Volta, the “Company”). As you know, the Board of Directors of the Parent approved your appointment as Interim Chief Executive Officer effective as of June 13, 2022, and this offer letter will have effect as of June 13, 2022 (the “Start Date”). You will report to the Board of Directors of Parent (the “Board”). You will work remotely or in Volta’s New York City office, which may be flexible as you determine in your reasonable discretion. The terms of your offer are as follows:

1.	Interim Position, Duties and Responsibilities. You agree to serve as Interim Chief Executive Officer of Parent on an interim basis until such time as a new Chief Executive Officer is appointed by Parent and commences serving in such position, or such earlier date as may be agreed between you and the Board (the period of your service as Interim Chief Executive Officer as provided in this Paragraph or as terminated by you or the Company pursuant to Paragraph 5 hereof is referred to herein as the “Term”). You and the Company acknowledge that the Term is expected to be of limited duration. Unless otherwise agreed by you, the Company will list your title as “Interim Chief Executive Officer.”

2.	Compensation. Your starting base salary will be equal to $41,666.67 per month, less applicable withholdings, paid in accordance with Volta’s normal payroll practices, which is semi-monthly (i.e., on or about the 15th and the last business day of the month). Future adjustments in compensation, if any, will be made by the Board or Compensation Committee of the Board (the “Compensation Committee”), in its sole and absolute discretion. This position is an exempt position. In addition, upon the conclusion of your service to the Company, you may be awarded a bonus in such amount as the Board or Compensation Committee may determine in its sole and absolute discretion (it being agreed that the Company shall have no obligation to pay any such bonus). The Company agrees that any salary payable to you pursuant to this Paragraph 2 from the Start Date and not previously paid as of the date hereof shall be included in the compensation paid to you on the first regular payroll date occurring after the date hereof. During the period that you serve as the Interim Chief Executive Officer of Parent, you will not be eligible for compensation provided to non-employee members of the Board pursuant to the Director Compensation Policy that is currently in effect and may be amended from time to time; provided, however, that you will still receive the annual equity grant to be made with respect to the annual meeting of shareholders that occurred in July 2022.

3.	Equity. Subject to the approval of the Board, the Company will grant you restricted stock units (“RSUs”) in respect of 420,000 shares (each, a “Share”) of the Company’s Class A common stock (the “RSU Award”). The RSU Award will be subject to the terms and conditions applicable to RSUs granted under the Company’s 2021 Equity Incentive Plan (the “Plan”), as described in that Plan and the applicable restricted stock unit award agreement, which you will be required to sign.

Subject to you continuing to be a Service Provider (as defined in the Plan) through each vesting date, the Shares subject to the RSU Award shall vest as to 50% of the Shares subject to the RSU Award on the six (6) month anniversary of the Start Date and the remaining 50% of the Shares subject to the RSU Award on the twelve (12) month anniversary of the Start Date.

Notwithstanding the foregoing, (i) in the event that the Company experiences a Change in Control (as defined in the Plan) while you are a Service Provider, vesting shall accelerate such that 100% of the unvested Shares subject to the RSU Award shall vest, effective as of immediately prior to the consummation of such Change in Control, and (ii) in the event the Company hires a new Chief Executive Officer while you are a Service Provider, vesting shall accelerate such that 100% of the unvested Shares subject to the RSU Award shall vest, effective as of the start date of employment of the new Chief Executive Officer.

4.	Policies, Benefits. Your employment is subject to Volta’s personnel policies and procedures in effect at the time of your employment. You will be eligible for all fringe benefits available to other regular full-time employees in accordance with Volta’s benefit plans. Volta reserves the right to change or eliminate these benefits on a prospective basis at any time. Without limiting the foregoing, at all times you remain employed you will be eligible to receive: (a) a monthly reimbursement for your cellular phone expenses up to, but not to exceed, $100.00, upon presentation of reasonable documentation thereof; and (b) a fuel allowance based on the standard mileage reimbursement rate set by the Internal Revenue Service from time to time. Your employment with Volta is subject to Volta’s personnel policies and procedures, which Volta reserves the right in its sole discretion to change at any time. Notwithstanding anything contained herein to the contrary, you have advised the Company that, solely with respect to your employment service to the Company in the capacity as Interim Chief Executive Officer, you have voluntarily elected to forgo the following benefits to which you may otherwise be entitled: (i) participation in the Company’s retirement plans including any 401(K) plan; (ii) any life or disability insurance coverage or benefits; (iii) and any health or other medical benefits (including vision or dental insurance). Without limiting the foregoing and in accordance with any applicable Company policies, the Company will reimburse you for all of your reasonable business-related travel expenses incurred in connection with your employment, including airfare, hotels and other incidental costs.

5.	No Violation of Rights of Third Parties. By accepting this offer and except as otherwise provided herein, you represent that you are not a party to any other agreement which will interfere with your ability to fully and satisfactorily provide the services for which you are being employed by Volta. If you have not done so already, we ask that you disclose to Volta any agreements to which you are a party that may affect your ability to be employed by Volta or perform your job duties. During your employment with Volta, you agree you will not breach any agreement between you and any third party to keep in confidence proprietary information, knowledge or data belonging to that third party that was acquired by you prior to your employment with Volta. In addition, you agree that you will not disclose to Volta, or induce Volta to use, any confidential or proprietary information or material belonging to any previous employer or others. You agree not to enter into any agreement, whether written or oral, that conflicts with your promises in this provision. The Company acknowledges that you have advised the Company of your position as Managing Director - Private Energy of Tortoise Capital Advisors, L.L.C. and that you serve as the Chief Executive Officer and Chairman of the Board of TortoiseEcofin Acquisition Corp. III, a special purpose acquisition company sponsored by Tortoise Capital Advisors, L.L.C. or an affiliate thereof. The Company agrees that you may continue to serve in such positions (the “Tortoise Positions”) during your employment with the Company as Interim Chief Executive Officer and that you may commit such time and efforts as you shall deem necessary to fulfill your duties with respect to the Tortoise Positions, provided that you are still able to perform the duties required for your role as Interim Chief Executive Officer. The Company also understands that it is possible in the future that you may not be able to fulfill your responsibilities to the Company in light of your Tortoise Positions, in which case you will notify the Board as soon as practicable of your inability to fulfill your responsibilities with the Company to enable you and the Board to address such matter in a manner acceptable to the Board and you.

6.	At-Will Employment. If you accept our offer, your employment with Volta will be “at-will.” This means your employment is not for any specific period of time and can be terminated by you at any time for any reason or no reason. Likewise, Volta may terminate the employment relationship at any time, with or without cause or advance notice. In addition, Volta reserves the right to modify your position, duties and reporting relationship to meet business needs and to use its managerial discretion in deciding on appropriate discipline. Any change to the at-will employment relationship must be by a specific, written agreement signed by you and Volta (with the approval of the Board.

7.	Contingencies. This offer is contingent upon the following: (a) signing Volta’s Employee Confidential Information and Inventions Assignment Agreement; (b) compliance with federal I-9 requirements (please bring suitable documentation with you on your first day of work verifying your identity and legal authorization to work in the United States); (c) to the extent permitted by applicable law, completion by Volta, or by an outside provider engaged by Volta, of a satisfactory background check as deemed necessary or appropriate by the Board, including with respect to your credit history and any criminal record, which (again, to the extent permitted by applicable law), you hereby consent may be conducted in connection with your potential employment with Volta; and (d) completion by Volta of a satisfactory reference check, as deemed necessary or appropriate by the Board.

8.	Mutual Agreement to Arbitrate. Subject to the exclusion below, in the event of any dispute or claim relating to or arising out of our employment relationship or the termination of that relationship (including, but not limited to, arbitrability, any claims of wrongful termination or age, sex, race, disability or other discrimination), any claims for unpaid wages or other amounts, including pursuant to the New York State Labor Law, tort claims, breach of contract claims, including but not limited to claims under the parties’ Confidential Information and Inventions Agreement, and claims for violation of any local, state or federal law, statute regulation, ordinance or common law), you and Volta (including its subsidiaries, affiliates, successors or assigns) agree that all such disputes shall be fully and finally resolved by binding arbitration conducted before a single neutral arbitrator pursuant to the rules for arbitration of employment disputes by the American Arbitration Association (available at www.adr.org or upon request from Human Resources). Unless applicable law requires otherwise, the arbitration will take place in New York City, New York. The arbitrator shall permit adequate discovery and is empowered to award all remedies otherwise available in a court of competent jurisdiction, and any judgment rendered by the arbitrator may be entered by any court of competent jurisdiction. The arbitrator shall issue an award in writing and state the essential findings and conclusions on which the award is based. By signing this letter, you and Volta are both waiving the right to a jury trial. Volta shall bear the costs of arbitration, including fees for the arbitrator and forum, except that you shall be required to pay any filing fees, up to an amount that is equal to the filing fees you would have been required to pay had you filed your complaint in a court of law. Each party shall separately pay its own respective attorney’s fees and costs, unless otherwise provided by applicable law and awarded by the arbitrator. Should any provision of this Mutual Agreement to Arbitrate be deemed unenforceable or invalid, such provision shall be severed and the remainder of this Mutual Agreement to Arbitrate shall be enforceable to the fullest extent of the law. This Mutual Agreement to Arbitrate excludes claims or rights that, as a matter of law, cannot be subject to arbitration. Either you or Volta may apply to any court of competent jurisdiction for a temporary restraining order, a preliminary injunction, or other interim or conservatory relief.

9.	Complete Agreement. This letter, including the Employee Confidential Information and Inventions Assignment Agreement, constitutes the entire agreement between you and Volta relating to this subject matter, and supersedes all prior or contemporaneous agreements, whether oral or written, express or implied, on this subject. This letter may not be modified or amended except by a specific, written agreement signed by you and the Chairperson of the Board (or another representative of the Board, as the Board may determine).

To indicate your acceptance of Volta’s offer on the terms and conditions set forth in this letter, please sign and date this letter in the space provided below and return it to us no later than August 2, 2022.

[Signature Page Follows]

We hope your employment with the Company will prove mutually rewarding, and we look forward to having you join us. If you have any questions, please feel free to contact me.

Sincerely,

/s/ Kathy Savitt
Kathy Savitt
Director and Chairperson of the Board of Directors

*               *               *

I have read this offer letter in its entirety, understand and agree to accept the terms and conditions of employment stated above. I understand and agree that my employment with the Company is at-will.

Vincent T. Cubbage
/s/ Vincent T. Cubbage
Signature